Software License Agreement

This Software License Agreement ( the "Agreement") is made effective October 28, 1999 ("Effective Date") between LinuxOne, Inc. 201 San Antonio Cir. #250, Mountain View, CA 94040 ("Licensor") AND SRINET, Inc., 2F,2-21-25 Kamiogi-ku, Tokyo, 167-0043 Japan ("Licensee").

DEFINITIONS:

7.5     "Licensed Software" shall mean all:

     (a)     Computer software described in Exhibit A;
(b)     Fixes, and
(c) Enhancements and New Programs accepted by Licensee pursuant to article 5 below.

1.2 "Intellectual Property Rights" shall mean the following rights that pertain to the Licensed Software under common law, state law, federal law, and foreign law:

     (a)     Rights in letters patent and applications for letters patent;
(b)     Rights in copyrights and rights of authorship; and
7     Rights in trade secrets, including trademarks.

7.5 "Object Code" shall mean any machine executable code derived in whole or part from the Licensed Software.

1.4 "Documentation" shall mean non-confidential materials which Licensor delivers to Licensee pursuant to Exhibit C.

7.5 "Developmental Work" shall mean the development work to be preformed by Licensor, as more particularly described in Exhibit D.

1.6 "Fixes" shall mean all fixes, workarounds, and other modifications to the Licensed Software other than Enhancements, which are made by or on behalf of Licensor during the Term in order to correct defects in the Software.

1.7 "Enhancements" shall mean all improvements to the Licensed Software made by or on behalf of Licensor during the Term, in order to add features to otherwise improve functionality or performance.

1.8 "New Programs" shall mean all software programs developed by or for Licensor during the Term to supplement or replace Licensed Software.

1.9 "Confidential Information" shall mean any proprietary and confidential information delivered by one party to the other pursuant to this Agreement.

7.5     Royalty(ies)" shall mean the royalties descried in paragraph 3.1 below.



1.11 "Infringement Action" shall mean any claim, suit, or proceeding brought against Licensee or its customers that Licensed Software or Documentation infringes any Intellectual Property Rights of the third party.

1.12 "Infringing Product" shall mean any restriction on the use of the Licensed Software as the result of any Infringement Action.

1.13 "Term" shall mean the period this Agreement is in effect, connecting on the Effective Date.


2. GRANT CLAUSES

2.1 Licensor hereby grants the Licensee, under Licensor's Intellectual Property Right, a royalty bearing, non-exclusive, non-transferable (subject to 2.2 below) license in the Licensed Software, Object Code, and Documentation to use, sell. And distribute outside of the Territory of the American Continent (including Canada, US, Mexico, Caribbean, South America). The main marketplace will be in Japan and China.

2.2 Licensee's licenses rights under section 2.1 may be sublicensed or otherwise delegated to its third party channels of distribution or its subcontractors.

2.3 Expect as expressly provided in this Agreement, Licensor retains all right, title, and interest in the licensed Software and Document.

3. CONSIDERATION:

3.1 For the rights granted in section 2.1 above, Licensee shall pay royalties in accordance with Exhibit E.

3.2 Royalties due Licensor shall be paid within thirty days after the end of each Licensee fiscal quarter, without any invoice. Such payments shall reflect all Royalties due for that quarter, less credits and other adjustments, and shall be accompanied by a report detailing how the Royalties were calculated.

3.3 Licensee shall maintain accurate records for the calculation of Royalties. Licensor may, at its expense, engage an independent auditor to review such records. Any such audit shall be subject to Licensee's security and confidentiality requirements.

4.DELIVERY, MANUFACTORING, AND MARKETING

4.1 Licensor shall perform the Development Work at no charge to Licensee. Upon completion of any Development Work, Licensor shall deliver a master copy of the necessary Code, Programs, diskettes, CD's, and appropriate manuals translated into the English language and ready for manufacture.

4.2 License is reasonable for reproducing and manufacturing the Licensed Software, for sales in the Territory.

4.3 In marketing the Licensed Software, Licensee shall comply with any naming requirements in Exhibit B.

4.4 Licensee may market the Licensed Software to the extent it deems appropriate, in its sole discretion. This Agreement does not create any partnership, agency, or other relationship other than licensee and Licensor.


5. ENHANCEMENTS AND NEW PROGRAMS

5.1 As soon as possible but in any event at least thirty days prior to the commercial release of any New Program or Enhancement, Licensor, shall deliver to Licensee a complete copy of the New Program or Enhancement.


5.2 For purposes of this article 5, a "complete copy" shall be sufficient to enable Licensee to fully evaluate the New Program or Enhancement, and shall include:
(a) A disk, CD, or other tangible media in a form to enable Licensee to reproduce and manufacture Licensed Software;
     (b)     All available user manuals in hard copy form in English, and
     (c)     Any other documentation which Licensee reasonably requests.

5.3 Licensee may evaluate each New Program and Enhancement by any reasonable means. Licensee shall have thirty days after receipt of a complete copy of a New Program or Enhancement to either accept it or reject it. Licensee shall give Licensor notice of the evaluation results.

5.4 At its discretion, Licensee may reject any New Program or Enhancement. If Licensee rejects an Enhancement, Licensee shall be entitled to continue to distribute the version of the Licensed Software prior to such Enhancement.

5.5 If Licensor updates or otherwise changes any Documentation, Licensor shall provide Licensee one copy of the update or changes as soon as practical.

6. SUPPORT

7.5 Licensor shall, at no charge to the Licensee, provide Licensee with support for all Licensed Software, as set forth in Exhibit F.

7.6     Licensor shall support its customers.

6.3 Licensor's support obligations shall continue for as long after the termination of this Agreement as Licensee shall have the obligation to support its customers who have been sold the Licensed Software.

7. CONFIDENTIAL INFORMATION

7.1 All Confidential Information shall either (1) be marked as confidential at the time of disclosure, or (ii) if unmarked when disclosed but treated as confidential (for example disclosed verbally), be described in a written memorandum set to the recipient's Account Manager within thirty days after disclosure.


7.2 A recipient of Confidential Information shall protect such information by using the same degree of care, but no less than a reasonable degree of care, as the recipient uses to protect its own information of a similar nature.

7.3 A recipient shall restrict access to Confidential Information to those of its employees having a need to know.

7.4 A recipient's obligations of confidentiality shall continue for three years from its disclosure.

7.5     A recipient of Confidential Information agrees that:

(a) The disclosure will be irreparably injured by the disclosure of Confidential Information in violation of this Agreement, and
(b) In addition to any other remedies available at law or in equity, the disclosure may obtain an injunction to prevent or stop any unauthorized disclosure.

7.6     Confidential Information does not include information that:

(a)     Was in the recipient's possession before receipt from the disclosure.
(b) Is or becomes a matter of public knowledge through no fault of the recipient;
(c) Is rightfully received by the recipient from a third party without a duty of confidentiality;

8.     WARRANTIES

     8.1     Licensor warrants that:

          (a) It has full power and authority to grant the rights under this Agreement;

          (b) The Licensed Software will comply with the requirements in Exhibit A;
          and

          c)     The Licensed Software and Documentation do not violate or
infringe any               third party's intellectual property.

     8.2     With respect to any Infringing Product, Licensor shall, at its
expense and     option:

          (a)     Procure for Licensee the rights to continue using the Product;
          (b) Replace the Product with a non-infringing product or comparable function or performance, or

           c)     Modify the Product to be non-infringing.

     8.3     Licensor shall have no liability under Section 8.2 to the extent
the     Infringement Action is based upon:

          (a) Any unauthorized modification of the Licensed Software or Documentation; or
          (b) Any combination, operation, or use of the Licensed Software or Documentation with equipment, software, documentation, or other items not
          supplied by either Licensor or Licensee.

     8.4     Except as expressly provided in this Article 8, Licensor makes no other
     warranties, either express or implied, regarding the Licensed Software or
the     Documentation, including as to their merchantability or fitness for any
particular     purpose.

     8.5 In no event shall either party be liable for any indirect, special, incidental, or consequential damages (including loss of profits) arising out of
any     performance of this Agreement, or in furtherance of the provisions and
objectives     of this Agreement, whether such damages are based on tort,
contract, or any other     legal theory and whether advised of the possibility
of such damages.

9.     TERM AND TERMINATION

     9.1     The Term of this Agreement shall be the life of the intellectual
property     rights licensed herein, but not more than twenty (20) years.

     9.2     Either party may terminate this Agreement if the other party
breaches this     Agreement and if such breach is not cured within ninety days
after notice from the     non-breaching party advising of such breach.  For
purposes of this Section 9.2, to     the extent permitted by applicable law, a
breach of this Agreement shall include     either party:

          (a)     Being the subject of a petition in bankruptcy whether
voluntary or                    involuntary;

          (b) Becoming insolvent, or ceasing to do business in the normal course;

     9.3     Either party may terminate this Agreement by sending a thirty (30)
days               notice to the other.

     9.3     Upon the expiration or termination of this Agreement, Licensee
shall cease     distributing all Licensed Software.  The expiration or
termination of this     Agreement shall not affect the rights of end-users,
whose rights are perpetual.

10.     MISCELLANEOUS PROVISIONS

     10.1     All notices under this Agreement shall be in writing and shall be
considered     given upon personal delivery or delivery by electronic means
(fax), or forty-eight     hours after sending by air courier.  All notices shall
be addressed as specified     below:

     Licensee:                              Licensor:

     SRINET Inc.                              LinuxOne, Inc.
     2F, 2-21-25 Kamiogi, Suginami-ku          201 San Antonio Circle, Suite 250
     Tokyo, 167-0043 Japan                    Mountain View, CA. 94040

     10.2     Neither party shall disclose to any third party the terms of this
Agreement     which is a strictly confidential agreement.

     10.3     Neither party may assign or otherwise transfer its rights or
responsibilities     in this Agreement without written permission of the other
party except in the event     of a merger, acquisition  or other reorganization.

     10.4     This Agreement represents the entire agreement between the parties
as to the     matters set forth and integrates all prior discussion and
understandings between     them.  This Agreement may only be modified by a
written instrument signed by an     authorized representative of Licensor and
Licensee.

     10.5     This Agreement shall be governed by, and construed in accordance
with the     laws of the State of California.  Exclusiveness shall be Mountain
View, CA.

     10.6     All disputes under this Agreement shall be resolved exclusively by
binding     non-appealable arbitration by the American Arbitration Association,
under the     Commercial Arbitration Rules.  The prevailing party shall be
entitled, in addition     to any other award to all attorney's fees, costs and
expenses related to this     dispute and arbitration.

LICENSOR                              LICENSEE

LinuxOne                              SRINET

Date:  October 28, 1999                    Date:  October 28, 1999
By: /s/ Wun C. Chiou, Sr.               /s/ Jimmy Huang
Title:   President                    Title:  President

EXHIBITS:

Exhibit A: Licensed Software - Localization and packaging of LinuxOne OS product into Japanese and Chinese versions.

Exhibit B: No trademark will be licensed in this Agreement. However, licensee expressly acknowledges LINUXONE as the sole copyright owner of the Licensed Software.

Exhibit C: Documentation - Necessary user manuals translated from English into Japanese and Chinese

Exhibit D: The Development Work - As needed to develop and fully test the software, fixes, enhancements and new programs. All costs for product development and translation into the Japanese and Chinese languages are to be paid for by Licensor. The actual work could be undertaken by Licensee with the written consent by the parties.

Exhibit E: Royalty Schedule - Licensee shall pay Licensor a royalty of 25% of gross revenues for Licensed Software sales. No royalty shall be paid for software given away free for promotional purposes. In case of bundle software, the license fee per copy will be negotiated.